Exhibit 5.1

November 1, 2024

Envirotech Vehicles, Inc.

1425 Ohlendorf Road

Osceola, AR 72370

Ladies and Gentlemen:

We have acted as counsel to Envirotech Vehicles, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale, from time to time, by YA II PN, LTD., a Cayman Islands exempt limited company (the “Selling Securityholder”), of up to 13,609,145 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share. The Shares will be issued and sold pursuant to a standby equity purchase agreement, dated as of September 23, 2024 (the “Effective Date”), which was amended and restated on October 31, 2024 (the “Purchase Agreement”), by and between the Company and the Selling Securityholder.  Such shares of Common Stock include (i) up to 13,545,042 shares of Common Stock that the Company may elect to sell to the Selling Securityholder, from time to time pursuant to the Purchase Agreement (the “Purchase Shares”) and (ii) 64,103 shares of Common Stock that the Company issued to the Selling Securityholder, on the Effective Date, as partial consideration for the Selling Securityholder’s commitment to purchase shares of Common Stock in one or more purchases that the Company may, direct it to make, from time to time pursuant to the Purchase Agreement (the “Commitment Shares”). The Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering this opinion, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Purchase Agreement; (iv) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (v) the Amended and Restated Bylaws of the Company, as amended to date; and (vi) the resolutions adopted by the Board of Directors of the Company (the “Authorizing Resolutions”) approving the Registration Statement, the Prospectus and the issuance of the Securities pursuant to the Purchase Agreement. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Envirotech Vehicles, Inc.

November 1, 2024

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Commitment Shares have been duly authorized and are validly issued, fully paid and non-assessable, and the Purchase Shares, when issued and delivered by the Company against payment in full of the consideration payable therefor pursuant to the terms of the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly, /s/ K&L Gates LLP